Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-276713) and Form S-8 (Nos. 333-260412, 333-266427, and 333-273537) of Kyndryl Holdings, Inc. of our report dated May 30, 2025, except with respect to our opinion on internal control over financial reporting insofar as it relates to the effects of the matter described in the third paragraph of Management’s Report on Internal Control over Financial Reporting, as to which the date is February 17, 2026, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 17, 2026